EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-135440 on Form S-8 of our report dated February 23, 2007, relating to the financial statements of GTE Mobilnet of Texas #17 Limited Partnership, appearing in this Annual Report on Form 10-K of Consolidated Communications Holdings, Inc. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 9, 2007